August 23, 2000

                                      Craig A. Creaturo
                                      Treasurer
                                      (724) 352-4455
                                      ccreaturo@ii-vi.com
                                      II-VI Homepage:  www.ii-vi.com


                      II-VI INCORPORATED DECLARES
                    TWO-FOR-ONE COMMON STOCK SPLIT

PITTSBURGH, PA.,  August 23, 2000  -- II-VI Incorporated (NASDAQ NMS:
IIVI) announced today that its Board of Directors declared a two-for-one stock split of the Company's common stock in the form of a 100% common stock dividend. The common stock dividend will be issued to shareholders of record as of the close of business on September 5, 2000. II-VI expects that its transfer agent, American Stock Transfer and Trust Company, will distribute the dividend on or about September 20, 2000. There are currently approximately 6.9 million shares of II-VI common stock outstanding. Upon completion of the stock split, there will be approximately 13.8 million common shares outstanding.

"Today's stock split announcement reflects our commitment to building value for our shareholders and the strong outlook we have for II-VI," said Carl J. Johnson, Chairman and Chief Executive Officer of II-VI. "Our objective with the stock split is to enhance the trading market of our stock by providing additional liquidity."

Headquartered in Saxonburg, Pennsylvania II-VI Incorporated designs, manufactures and markets optical and electro-optical components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation and has recently announced new products to serve the telecommunication industry. II-VI's infrared products are used primarily in high-power CO2 (carbon dioxide) lasers. II-VI's VLOC subsidiary manufactures near-infrared and visible light products for industrial, scientific and medical instruments and solid-state (such as YAG and YLF) lasers and products for the telecommunications industry. II-VI's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detector products for the nuclear radiation detection industry.

This press release contains certain forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the Company's ability to control or estimate precisely, such as future market conditions, the actions of governmental regulators and the behavior of other market participants. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

CONTACT:  Craig A. Creaturo, Treasurer of II-VI Incorporated,
724-352-4455, or e-mail, ccreaturo@ii-vi.com

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